NOTE 7 - CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       On November 11, 2016, the Audit Committee of the Board of Trustees of Alpha Architect ETF
Trust (the "Trust") accepted the appointment of Spicer Jefferies, LLP as the Trust's independent registered public accounting firm to audit the Trust's financial statements for the year ending September
30, 2017.
       The audit reports of Baker Tilly on the financial statements of the Trust for the two most recent fiscal years ended September 30, 2015 and September 30, 2016 did not contain an adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles.
       During the Trust's two most recent fiscal years and through November 11, 2016, there were no disagreements with Baker Tilly on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of
Baker Tilly, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Trust's financial statements for such years.
       During the Trust's two most recent fiscal years and through November 11, 2016, there were no
"reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.
       The Trust requested that Baker Tilly furnish it with a letter addressed to the Securities and
Exchange Commission ("SEC") stating whether or not it agrees with the above statements. A copy of
Baker Tilly's response was filed as an Exhibit to the Trust's Form N-SAR with the SEC on May 26,
2017.